UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
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Hudson Pacific Properties, Inc.
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March 28, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors of Hudson Pacific Properties, Inc., I cordially invite you to attend our Annual Meeting of Stockholders on Tuesday, May 20, 2014, at 11601 Wilshire Boulevard, Sixth Floor, Los Angeles, California at 1:00 p.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of Hudson Pacific Properties, Inc.

Sincerely yours,

Victor J. Coleman
Chief Executive Officer, President and Chairman of the Board of Directors

Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Sixth Floor
Los Angeles, California 90025
(310) 445-5700

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2014 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc., a Maryland corporation. The meeting will be held at 1:00 p.m. (PDT), on Tuesday, May 20, 2014, at 11601 Wilshire Boulevard, Sixth Floor, Los Angeles, California.

At the 2014 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of eight directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	The advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2013, as more fully disclosed in the accompanying proxy statement; and

(4)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of Hudson Pacific Properties, Inc. common stock at the close of business on March 21, 2014, the record date for the 2014 Annual Meeting of Stockholders, or hold a proxy from such a record holder, to attend and vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 21, 2014. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2014 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary
Los Angeles, California
March 28, 2014

This Proxy Statement and accompanying proxy card are available beginning April 1, 2014 in connection with the solicitation of proxies by the Board of Directors of Hudson Pacific Properties, Inc., for use at the 2014 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2013 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on May 20, 2014: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2013 Annual Report are available at http://www.edocumentview.com/HPP.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting? The Annual Meeting will be held at 1:00 p.m. (PDT) on Tuesday, May 20, 2014 at 11601 Wilshire Boulevard, Sixth Floor, Los Angeles, California.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and the advisory approval of the Company’s executive compensation. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting? All of our common stockholders of record as of the close of business on March 21, 2014, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a record stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 21, 2014 to gain admittance to the Annual Meeting. However, if your shares are held in “street name,” you will need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of eight directors (each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies);

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	the advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2013, as more fully described in this Proxy Statement; and

(4)	any other business properly introduced at the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s recommendations? The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see Proposal No. 2); and

•	for the advisory approval of the Company’s executive compensation (see Proposal No. 3).

If you properly execute and return your proxy card but do not give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board on each of the matters listed above.

Who may vote? You may vote if you were the record owner of shares of our common stock at the close of business on March 21, 2014, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting or any adjournment or postponement thereof for each share of common stock you owned of record as of the record date. As of March 21, 2014, we had 67,027,472 shares of common stock outstanding.

Who counts the votes? A representative of Computershare, Inc. will tabulate the votes, and our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2014). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is quorum for the Annual Meeting? Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 21, 2014, without notice other than announcement at the meeting. We may also postpone, to a date not later than 90 days after the original record date, or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and adopt the resolution regarding the advisory approval of executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you properly authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a non-routine matter because the nominee lacks discretionary authority to vote the shares and the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Approval of Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-652-VOTE (8683); or

•
Log on to the Internet at www.investorvote.com/HPP and follow the instructions at that site. The Web site address for authorizing a proxy by Internet is also provided on your notice at the Annual Meeting.

Telephone and Internet proxy authorizations will close at 1:00 a.m. (Central Time) on May 20, 2014. If you properly authorize a proxy, unless you indicate otherwise, the persons named as your proxies will vote your common stock: FOR all of the nominees for election as directors named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory approval of the Company’s executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•
Filing written notice of revocation before our Annual Meeting with our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our Web site at  www.hudsonpacificproperties.com. (We are not including the other information contained on, or available through, our Web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD
PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect eight directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Hudson Pacific Properties, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the eight nominees listed below.

Name	Age	Position
Victor J. Coleman	52	Director; Chief Executive Officer; President; Chairman of the Board
Theodore R. Antenucci†	49	Director; Audit Committee member, Governance Committee and Investment Committee member
Richard B. Fried	45	Director
Jonathan M. Glaser†	51	Director; Audit Committee member, Compensation Committee Chairperson and Investment Committee member
Mark D. Linehan†	51	Director; Audit Committee Chairperson, Compensation Committee member and Investment Committee member
Robert M. Moran, Jr.†	51	Director; Governance Committee Chairperson and Investment Committee member
Barry A. Porter†	56	Director; Compensation Committee member and Governance Committee member
Patrick Whitesell†	49	Director
† Independent within the meaning of the NYSE listing standards.

Victor J. Coleman serves as Chief Executive Officer, President and Chairman of our Board of Directors, and has been a member of the Board since our initial public offering, or IPO. Prior to the formation of our Company, Mr. Coleman founded and served as a managing partner of our predecessor, Hudson Capital, LLC, a private real estate investment company based in Los Angeles, California. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director, taking that company public on the NYSE in 1996 and selling it to GE Real Estate, a division of General Electric Capital Corporation, in 2006. Mr. Coleman is an active community leader, and is on the Founding Board of Directors for the Ziman Center for Real Estate (from 2004 to the present) at the Anderson School, UCLA, and the Boards of Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission and the Los Angeles Chapter of WPO. Mr. Coleman’s previous experience as a director also includes service on the board of other public companies such as Douglas Emmett, Inc. (from 2006 to 2009), and he currently serves as a trustee on the board of Kite Realty (since 2012). He holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley. Mr. Coleman was selected by our Board of Directors to serve as a director based on his deep knowledge of our Company and his experience in the real estate investment industry.

Theodore R. Antenucci has been a member of our Board of Directors since our IPO. As of March 2011, Mr. Antenucci serves as President and Chief Executive Officer of Catellus Development Corporation. Until June 2011, Mr. Antenucci was also President and Chief Investment Officer of ProLogis, as well as a member of its Executive Committee. ProLogis is a leading global provider of distribution facilities with over $32 billion in real estate assets under management. He also served on the Board of Directors for ProLogis European Properties (PEPR), a public fund trading on the Euronext stock exchange in

Amsterdam, from 2009 through June of 2011. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Corp., and was responsible for all development, construction and acquisition activities. Prior to that, he served as Executive Vice President of Catellus Commercial Group, where he managed the company’s industrial development activities throughout the western United States. Additionally, Mr. Antenucci has served on the Board of Trustees of the Children’s Hospital Colorado Foundation since December of 2010. Mr. Antenucci was also appointed to the Board of Directors of Iron Mountain, Inc. in June of 2011. He served on the Board of Directors for Landmark Properties Group, a privately held company, from 2007 through 2008. Mr. Antenucci earned a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. He was selected by our Board based on his experience as an executive and board member of a REIT and his extensive real estate and development expertise in the Southern California market. Mr. Antenucci is a member of our Board’s Audit Committee and, as of April, 2011, also serves as a member of our Board’s Governance Committee.

Richard B. Fried has been a member of our Board of Directors since our IPO. His selection as a member of our Board was made in connection with the negotiation of our formation transactions. Mr. Fried is currently a Managing Member and co-head of the real estate group at Farallon Capital Management, L.L.C., an investment management company that he has been with since 1995. Mr. Fried also currently serves as a Board Member of One Pacific Coast Bank, a position he has held since the bank’s inception in 2007. Previously, Mr. Fried was a Vice President in acquisitions for Security Capital Industrial Trust (now called ProLogis), a real estate investment trust specializing in industrial properties. Mr. Fried has also worked as an associate in capital markets at JMB Institutional Realty Corporation. Mr. Fried graduated cum laude from the University of Pennsylvania with a Bachelor of Science degree in Economics and a Bachelor of Arts degree in History. Our Board of Directors determined that Mr. Fried should serve as a director based on his role with Farallon, our largest stockholder, and based on his experience in the real estate investment industry.

Jonathan M. Glaser has been a member of our Board of Directors since our IPO. Mr. Glaser has been Managing Member of JMG Capital Management LLC since he founded the company in 1992. JMG Capital Management LLC is the General Partner of JMG Capital Partners, L.P., an investment limited partnership that has been a leader in various capital market strategies, private placements and additional financing strategies. Prior to founding JMG, Mr. Glaser was a member floor trader on both the American Stock Exchange and Pacific Stock Exchange. Mr. Glaser received a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley, as well as a Bachelor of Arts degree from the University of California, Berkeley. Our Board of Directors has determined that Mr. Glaser should serve on our Board based on his capital markets expertise, as well as his extensive experience in portfolio management, financial oversight and directorship service. Mr. Glaser is the chair of our Board’s Compensation Committee and is a member of our Board’s Audit Committee.

Mark D. Linehan has been a member of our Board of Directors since our IPO. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. In addition, Mr. Linehan is actively involved with the community through his service on the board of the UC Santa Barbara Foundation, the National Cowboy and Western Heritage Museum, and the Goleta Valley Hospital, as well as his previous board memberships with the Signet Corporation and the Camino Real Park Foundation. Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan was selected by our Board based on his extensive experience in real estate investment and development as well as his expertise in accounting matters. Mr. Linehan is the chair of our Board’s Audit Committee and is a member of our Board’s Compensation Committee.

Robert M. Moran, Jr. has served as a member of our Board of Directors since our IPO. Mr. Moran co-founded and co-owns FJM Investments LLC, a private real estate investment company that owns interest in properties in the western United States and British Columbia, Canada. Previously, Mr. Moran developed his extensive experience in real estate investment activities at Westridge Investments, LLC and as Chief Investment Officer of Cornerstone Properties, Inc. He also served as a partner at WilliamWilson & Associates, as well as the Director of Acquisitions in four real estate opportunity funds resulting in the $1.2 billion sale to Cornerstone Properties, Inc. In addition, Mr. Moran has significant experience in real estate lending, having worked at Travelers Insurance, Wells Fargo Bank, Manufacturers Hanover and Chemical Bank. Mr. Moran received his Bachelor of Arts in Economics from Stanford University. Our Board of Directors has determined that Mr. Moran should serve as a director on our Board based on his familiarity with the Northern California real estate market and his experience with REITs and public companies. Mr. Moran is the chair of our Board’s Governance Committee.

Barry A. Porter has served as a member of our Board of Directors since our IPO. Mr. Porter co-founded Clarity Partners L.P. in 2000 and has served as a Managing General Partner of the partnership since then. Clarity Partners L.P. is a private equity firm focused exclusively on investments in media, communications and business services. In 2005, Mr. Porter co-founded KAILAI Investments (formerly known as Clarity China L.P.), a private equity firm specializing in investments in growth companies in the Greater China region. He serves on the Investment Committee of that partnership, which has also invested in real estate in China. Prior to co-founding Clarity Partners, Mr. Porter held senior executive positions at Global Crossing, a company he co-founded in 1997 that was involved in the international fiber optic telecommunications business. Before that, Mr. Porter was a Managing Director at Pacific Capital Group, a firm he joined after serving as a Senior Managing Director in the investment banking group of Bear, Stearns & Co. Inc. In addition, Mr. Porter worked as an attorney at the Los Angeles firm of Wyman, Bautzer, Rothman, Kuchel and Silbert. He received his Juris Doctor and Master of Business Administration degrees from the University of California, Berkeley, and graduated from the Wharton School of Business, where he earned a Bachelor of Science degree with dual majors in Finance and Political Science. Mr. Porter was selected by our Board of Directors to serve as a director based on his expertise in public companies, capital markets, and his accounting and financial background. Mr. Porter is a member of our Board’s Compensation Committee and our Board’s Governance Committee.

Patrick Whitesell has served as a member of our Board of Directors since October 1, 2011. Mr. Whitesell has been the Co-Chief Executive of WME Entertainment since its formation in 2009. He has worked with entertainers from all walks of the entertainment industry and currently represents a number of A-list celebrities. In 2001, he became a partner at Endeavor Talent Agency, and he was a key figure in Endeavor’s 2009 merger with the William Morris Agency. He began his career at InterTalent in the 1990s, where he worked his way up from the mailroom. He then moved to Creative Artists Agency, where he served as head of the talent department. Mr. Whitesell received a Bachelor of Arts degree from Luther College. Recognized as a leader in the entertainment industry, Mr. Whitesell was selected by our Board of Directors to serve as a director based on his expertise in this area.

2013 DIRECTOR COMPENSATION

Our Board approved a revised compensation program for our non-employee directors (the “Director Compensation Program”), which was updated in 2013 to govern our 2013 non-employee director compensation. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board. During 2013, in accordance with the revised Director Compensation Program, our non-employee directors received (i) annual cash retainers of $60,000, paid in quarterly installments in arrears in conjunction with quarterly meetings of the Board, and (ii) annual grants of restricted stock valued (as of the date of grant) at $75,000.

Non-employee directors who served as chairs of the Audit, Compensation and Governance Committees received additional cash retainers of $15,000, $10,000 and $7,500, respectively, and non-employee directors who served as non-chair members of the Audit, Compensation and Governance Committees received additional cash retainers of $7,500, $5,000 and $4,000, respectively. Non-employee directors were permitted to elect to receive up to 100% of their annual and/or committee cash retainers in the form of fully vested shares, payable on a current or deferred basis (pursuant to our Director Stock Plan). We also reimbursed each of our non-employee directors for his travel expenses incurred in connection with his attendance at full Board and committee meetings.

Awards of restricted stock granted in 2013 as part of the annual retainer (other than vested shares received at a non-employee director’s election in lieu of any cash component of the director fees) vest ratably as to one-third of the shares covered by the grant on each of the first three anniversaries of our 2013 annual meeting of stockholders, subject to the non-employee director’s continued service on our Board.

The following table provides additional detail regarding the 2013 compensation of our non-employee directors:

2013 Director Compensation

Name(1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Theodore R. Antenucci	71,500	75,000	146,500

Jonathan M. Glaser	77,500(4)	75,000	152,500

Richard B. Fried	60,000	75,000	135,000

Mark D. Linehan	80,000	75,000	155,000

Robert M. Moran, Jr.	67,500	75,000	142,500

Barry A. Porter	69,000(4)	75,000	144,000

Patrick Whitesell	60,000	75,000	135,000
__________________

(1)
Mr. Coleman, our Chief Executive Officer, and Mr. Stern, our former President and director, are not included in this table as they were employees of the Company in 2013 and did not receive compensation for their services as directors. All compensation paid to Messrs. Coleman and Stern for the services they provided to us in 2013 is reflected in the Summary Compensation Table.

(2)	Reflects annual base and, if applicable, committee retainer fees earned in 2013.

(3)
Each non-employee director serving on our Board on the date of our annual stockholders’ meeting in 2013 received a grant of restricted stock valued at $75,000 on the grant date, with the number of shares determined by dividing $75,000 by the closing price of our common stock on the grant date. Each restricted stock award will vest, and the restrictions thereon will lapse, in three equal annual installments on each of the first three anniversaries of May 17, 2013, subject to continued service with us through the applicable vesting dates. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Notes 2 and 10 to the consolidated financial statements contained in our Annual Report of Form 10-K, filed on March 3, 2014. As of December 31, 2013, Messrs. Antenucci, Glaser, Fried, Linehan, Moran, Porter and Whitesell held 6,309, 6,309, 6,309, 6,309, 6,309, 6,309 and 5,969 shares, respectively, of our restricted common stock.

(4)
Pursuant to our Director Stock Plan, Messrs. Glaser and Porter elected to receive, on a non-deferred basis, all of their non-committee cash retainer fees earned in 2013 in the form of fully-vested shares of our common stock having an equal value to the amount otherwise payable in cash.

2014 Non-Employee Director Compensation Program

All components of the Director Compensation Program described above are expected to continue in effect in 2014.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not staggered, with each of our directors subject to re-election annually;

•
of the eight persons who serve on our Board of Directors, our Board of Directors has determined that 6, or 75%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•
we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or the MGCL, and have exempted from the business combination provisions of the MGCL any business combination that is first approved by our Board of Directors, including a majority of our disinterested directors; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Mark Linehan, one of our independent directors, presided over executive sessions of the Board from IPO through December 2012, when Mr. Linehan resigned as lead independent director. Our Board’s Governance Committee nominated, and our Board selected, Jonathan Glaser, another independent director, to preside over executive sessions of the Board in 2013.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held seven regularly scheduled and special meetings during 2013 to review significant developments, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2013. The Board also acted by unanimous consent on two occasions.

BOARD COMMITTEES

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Linehan is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Antenucci and Glaser are members of the Audit Committee. During 2013, the Audit Committee met a total of five times, and acted by unanimous consent on two occasions.

Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	consistent with new listing exchange rules, considering the independence of its compensation advisers.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Glaser is Chairman and Messrs. Linehan and Porter are members of the Compensation Committee. During 2013, the Compensation Committee met four times, and acted by unanimous consent on two occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•
identifying and recommending to the full Board of Directors qualified candidates for election as directors to fill vacancies on the Board and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors’ evaluation of the performance of management.

Mr. Moran is Chairman and Messrs. Antenucci and Porter are members of the Governance Committee. During 2013, our Governance Committee held two meetings.

Investment Committee

Our Investment Committee consists of three of our independent directors. The Investment Committee is tasked with reviewing and recommending acquisition strategies to the full Board and approving the acquisition of certain assets with a purchase price above 50 million dollars and up to the dollar thresholds set by the Board. The Investment Committee may also review and make recommendations to the full Board on acquisition and investment transactions that exceed the Investment Committee’s approval authority.

Messrs. Antenucci, Linehan and Moran are members of the Investment Committee. During 2013, the Investment Committee held one meeting.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees our financial reporting process on behalf of the Board of Directors (the “Board”) of Hudson Pacific Properties, Inc., a Maryland corporation, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2013 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark D. Linehan
Theodore Antenucci
Jonathan Glaser

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available in the Corporate Governance section of the Investor Relations page on our Web site at www.hudsonpacificproperties.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, or by email at ir@hudsonppi.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from three of its standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2013, the members of our Compensation Committee were Jonathan M. Glaser, Mark D. Linehan and Barry A. Porter. None of Messrs. Glaser, Linehan or Porter has ever been an officer or employee of our Company or any of our subsidiaries. During 2013, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Hudson Pacific Properties, Inc., c/o Kay L. Tidwell, Executive Vice President, General Counsel and Secretary, 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o kay@hudsonppi.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, résumés and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or her designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.hudsonpacificproperties.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer and Chairman of the Board, and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Communications with the Board” on page 11 for more information.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Linehan qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Linehan, Antenucci and Glaser were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience: Mr. Antenucci has a B.A. degree in Business Economics, and Mr. Glaser has extensive experience in financial oversight.

Our Board determined that Mr. Linehan qualifies as an “audit committee financial expert” as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Linehan received a B.A. degree in Business Economics from the University of California, Santa Barbara.

•	Mr. Linehan is a Certified Public Accountant.

•	Mr. Linehan was previously employed by Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm.

•	Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2013 and 2012 were as follows (in thousands):

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees	$1,060	$904
Audit-Related Fees	$2	$2
Tax Fees	$502	$439
All Other Fees	-	-

Total Fees	$1,564	$1,345

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; and audits performed, issuance of consents, issuance of comfort letters as part of underwriters’ due diligence, and review of various registration statements.

Audit-Related Fees—Includes financial due diligence in connection with acquisitions and access to accounting research database.

Tax Fees—Includes tax preparation services and domestic tax planning and advice.

All of the services performed by Ernst & Young LLP for the Company during 2013 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. All of our directors attended our 2013 Annual Meeting of Stockholders in person or participated by telephone conference.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. During 2013, Ernst & Young LLP served as our independent registered public accounting firm and reported on our consolidated financial statements for that year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)
Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Our Board has decided that we will hold an annual advisory vote to approve the compensation of named executive officers (a “say-on-pay proposal”), in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2011 were voted in favor of holding an annual advisory vote. Our next vote on a say-on-pay proposal after the vote on Proposal No. 3 at the Annual Meeting is expected to be held at our annual meeting in 2015.

At our annual stockholders’ meeting held in June 2013, a substantial majority of the votes cast on the say-on-pay proposal were cast in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of our approach to our executive compensation program. Accordingly, we have not made changes to our executive compensation program in response to this vote.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the “Compensation Discussion & Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement, beginning on page 19. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs are intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders. Following is a discussion of the role of certain components of our executive compensation program in creating this link. We urge our stockholders to review the “Compensation Discussion & Analysis” and “Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance with regard to cash compensation. We believe that a significant portion of our executives’ cash compensation should be variable, at risk and tied to the near-term success of the Company. During 2013, we measured near-term success, in part, through the expansion of the Company’s asset base and property portfolio, strong achievement of total shareholder return, implementation of our near-term capital market strategy through multiple equity offerings and continued development of our internal infrastructure and management platform to pursue future growth and to accommodate the expanded needs associated with our growth. We believe that these developments were (and continue to be)

critical to our success generally. Accordingly, we used these metrics to determine annual cash bonuses for our named executive officers and paid cash bonuses based on our success in each of these areas.

We believe that our equity compensation programs further align our executives’ interests with those of our stockholders. We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders. To date we have achieved this objective through use of the following compensation components:

•
Annual Equity Awards. We grant annual restricted stock awards to ensure alignment with stockholders by enabling our executives to establish a meaningful equity stake in the Company upon grant, determined based on an assessment of the Company’s overall performance for the applicable year.

•
Multi-Year Performance Equity Awards. We grant multi-year performance awards to ensure alignment with stockholders over a multi-year period, which will only be earned by our executives if the Company achieves certain defined absolute and relative total shareholder return targets over the applicable three-year performance period.

These equity awards tie our executives’ interests to those of our stockholders and serve to motivate our executives to lead the Company to achieve long-term financial goals that are expected to result in increased stockholder value. In addition to linking compensation value to stockholder value, these equity awards generally require continued service over a multi-year period (typically three to five years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.
We are committed to strong governance standards with respect to our executive compensation programs. As part of its commitment to strong corporate governance and best practices, the Compensation Committee engaged and received advice on the executive compensation program from a third-party compensation consultant in order to supplement the committee’s collective knowledge and experience and provide important empirical compensation data.

The Compensation Committee meets as necessary to address compensation matters in a timely manner and consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. In conducting its executive compensation program reviews, the Compensation Committee relies not only on its significant collective experience, but also considers data and advice from its compensation consultant. We believe that the severance protections we provide to our named executive officers are within market norms. We further believe that the “double trigger” change-in-control cash severance benefits we provide (which require a qualifying termination of employment in connection with a change in control to receive these benefits) properly incentivize our executives by providing appropriate protections against job loss without creating the potential for “single trigger” cash severance windfalls just for completing a transaction. Moreover, our executives are not entitled to any excise tax gross-ups in connection with change in control payments or otherwise.

Recommendation

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, the following resolution will be submitted for stockholder approval at the 2014 Annual Meeting of Stockholders: “RESOLVED, that the stockholders of Hudson Pacific Properties, Inc. approve, on an advisory basis, the compensation of Hudson Pacific Properties’ named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Hudson Pacific Properties’ Proxy Statement.”

The Board of Directors unanimously recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers for the fiscal year ended December 31, 2013, as more fully disclosed in this proxy statement.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Hudson Pacific Properties, Inc.’s executive officers are as follows:

Name	Age	Position
Victor J. Coleman*	52	Chief Executive Officer and Chairman of the Board of Directors
Mark T. Lammas*	47	Chief Financial Officer and Treasurer
Christopher Barton*	49	Executive Vice President, Operations and Development
Dale Shimoda*	46	Executive Vice President, Finance
Kay L. Tidwell	36	Executive Vice President, General Counsel and Secretary
Harout Diramerian	39	Chief Accounting Officer
Alexander Vouvalides*	35	Chief Investment Officer
Drew Gordon	47	Senior Vice President, Pacific Northwest
* Denotes our named executive officers for 2014.
The following section sets forth certain background information regarding those persons currently serving as executive officers of Hudson Pacific Properties, Inc., excluding Victor J. Coleman, who is described on page 4 under “Proposal No. 1—Nominees for Election to the Board”:

Mark T. Lammas has served as Chief Financial Officer and Treasurer since our IPO. Prior to the formation of our Company, Mr. Lammas was a consultant to our predecessor, Hudson Capital, LLC, from September 2009. Before that time, Mr. Lammas was a Senior Vice President (from 1998 to 2005), then Executive Vice President (from 2006 to 2009) of Maguire Properties, Inc. where he principally oversaw finance and other transactional matters, since first joining that company as its General Counsel in 1998, then assuming other senior executive responsibilities after Maguire Properties went public on the NYSE in 2003. During his tenure, Mr. Lammas directed that company’s major capital market transactions, including corporate and asset financings and common and preferred equity offerings, acted as its principal liaison with institutional partners, and was responsible for compliance with corporate financial covenants and the accuracy of all financial reports and public disclosures. Prior to joining Maguire Properties in 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP, where he specialized in representing developers, institutional investors and pension funds in their acquisition, development, financing, investing, and entity structuring and restructuring activities. Mr. Lammas is a graduate of the Boalt Hall School of Law (University of California, Berkeley). He obtained his Bachelor of Arts degree from the University of California, Berkeley in Political Economies of Industrial Societies, graduating magna cum laude and Phi Beta Kappa.

Christopher Barton has served as Executive Vice President, Operations and Development since our IPO. Prior to the formation of our Company, Mr. Barton served as Vice President of Construction & Development of our predecessor, Hudson Capital, LLC, where he was responsible for operations and development, including establishing and monitoring property budgets, managing property staff and administering vendor contracts. He also managed the development and construction of the Technicolor Building and renovation activity at the Sunset Gower and Sunset Bronson properties. Mr. Barton has 22 years of experience in development and construction, encompassing mixed use, office, industrial, and residential projects, from conceptual site plan analysis and entitlements through completion. Prior to joining Hudson Capital, LLC in November 2006, Mr. Barton served as First Vice President for Arden Realty, Inc., from January 1997, where he was responsible for conceptual development, land entitlements, financial analysis and construction management for all real estate developments, including the Howard Hughes Center project, a planned 2.7 million square foot mixed-use development in Los Angeles, California. Before his tenure at Arden Realty, Inc., Mr. Barton was Project Manager at Beers-Skanska Construction Company where he managed large scale construction projects in the southeast United States, including the Celebration Place office building complex for Walt Disney Company in Orlando, Florida. He currently serves on the Board of Directors of the Hollywood Chamber of Commerce and on the Board of Directors of Hollywood Freeway Central Park. Mr. Barton holds a Bachelor of Science degree from Purdue University and Master of Business Administration degree in both Real Estate and Finance from the University of Georgia.

Dale Shimoda has served as Executive Vice President, Finance since our IPO. Prior to the formation of our Company, Mr. Shimoda was a consultant to our predecessor, Hudson Capital, LLC, on various financial and operational matters, primarily related to its media and entertainment properties at Sunset Gower and Sunset Bronson. Prior to his engagement with Hudson Capital, LLC, Mr. Shimoda was Vice President of Acquisitions at Arden Realty, Inc., where he underwrote and performed due diligence on most of that company’s acquisitions. Mr. Shimoda has also worked in capital transactions at the Yarmouth Group, a New York-based pension fund advisor owned by Lend Lease, and as a management consultant at Ernst & Young and Robert Charles Lesser & Co. Mr. Shimoda is a graduate of the University of California, Berkeley, Haas School of Business.

Kay L. Tidwell joined our Company in November of 2010 and serves as Executive Vice President, General Counsel and Secretary. Prior to joining us, Ms. Tidwell was an attorney with the global law firm of Latham & Watkins LLP, where she began her legal career in 2002 in the Los Angeles office, advising on a wide variety of corporate and securities matters, including our IPO. From 2006 to 2008, Ms. Tidwell served as the U.S. associate in the German offices of Latham & Watkins. In 2004, Ms. Tidwell was awarded the Robert Bosch Foundation Fellowship, through which she worked in Germany in the legal department of Deutsche Bank and served as a US legal advisor to the German Federal Ministry of Justice. Ms. Tidwell holds a Bachelor of Arts degree in English, magna cum laude, from Yale College and a Juris Doctor degree from Yale Law School.

Harout Diramerian joined our Company in July of 2010 and serves as Chief Accounting Officer. Prior to joining us, Mr. Diramerian was Vice President of Finance and Analysis at Thomas Properties Group, Inc., or TPG, where he was responsible for corporate level earnings and cash flow projections, net asset valuations, and corporate finance forecasting and analysis. Mr. Diramerian was instrumentally involved in all equity offerings at TPG, including its initial public offering, secondary offering, private placements and an at-the-market equity offering. When he started at TPG in 2003, his primary focus was managing the joint venture relationships and leading the related financial reporting efforts. In addition, Mr. Diramerian was also involved with leading the budgeting and forecasting processes as well as tracking and analyzing property performance. Prior to joining TPG, Mr. Diramerian spent a total of eight years in real estate practice groups, first at Nanas, Stern, Biers, Neinstein and Co. LLP, then at Arthur Andersen LLP, and lastly at KPMG LLP, where he was a manager. Mr. Diramerian is a graduate of the University of California, Santa Barbara, and holds a Bachelor of Arts degree in business economics with an emphasis in accounting.

In March 2010, Mr. Diramerian filed for protection under Chapter 7, Title 11 of the United States Code, following his father’s diagnosis and untimely passing after a battle with leukemia. His father was in the process of constructing a condominium project, as to which Mr. Diramerian had provided a construction loan guarantee. Following the death of Mr. Diramerian’s father prior to the completion of construction, the construction lender placed the property into receivership. The construction lender’s subsequent enforcement of Mr. Diramerian’s guarantee ultimately precipitated Mr. Diramerian’s decision to seek bankruptcy protection. Mr. Diramerian’s bankruptcy was discharged in December 2011.

Alexander Vouvalides serves as Chief Investment Officer, overseeing the Company’s acquisition and disposition activities and participating in property financings. He previously served as Senior Vice President, Acquisitions and, prior to that, Vice President, Asset Management. Prior to the formation of our Company, Alexander Vouvalides joined our predecessor, Hudson Capital, LLC, in 2009 as an Associate focused on acquisitions and investments, primarily responsible for acquisition analyses, financial due diligence and asset management assignments. Before joining Hudson Capital, LLC, he was an Associate in the Real Estate Finance & Securitization Group at Credit Suisse working in both the firm’s New York and Los Angeles offices, where he underwrote and closed major acquisition and recapitalization loans across various asset types including office, hotel, retail, land and construction. Prior to that, Mr. Vouvalides worked as a Corporate Finance Analyst in the Technology, Media & Telecommunications group at JPMorgan Chase & Co. in New York. Mr. Vouvalides graduated from Emory University with a Bachelor of Arts degree in Political Science.

Drew Gordon joined our Company in February of 2011 and oversees the Company’s operations in the Pacific Northwest as Senior Vice President, Pacific Northwest. Mr. Gordon previously oversaw the Company’s operations in Northern California. Prior to joining the Company, Mr. Gordon served for one year as Executive Vice President and Chief Investment Officer for Venture Corporation, where he focused on acquiring distressed commercial loans and properties. In 2009, Mr. Gordon formed Gordon Realty Investments, a San Francisco-based real estate advisory firm.  From 2004 to 2008, Mr. Gordon was Partner and Director of Acquisitions at ATC Partners, a full-service real estate firm in San Francisco, where he focused on acquisitions and repositions of West Coast office properties and oversaw the acquisition of more than $110 million of office investments in the San Francisco Bay Area and other major West Coast cities. From 1998 to 2004, Mr. Gordon served as Senior Vice President and Development Manager for SKS Investments in San Francisco, an investor, advisor and developer of commercial real estate properties in the Western U.S. While in this role, Mr. Gordon directed and executed the planning, entitlement, design and construction of nearly 1 million square feet of class-A office and residential base building redevelopment and ground-up development. Prior to that he served as Project Manager/Construction Manager for Hines Interests in San Francisco where he managed and directed over 2.4 million square feet of tenant improvement projects and was involved in nearly $1 billion of base building development projects. He currently serves on the Board of Directors of both the San Francisco BOMA PAC and the City of Hope Real Estate Council, and recently served on the Board of the San Francisco Bay Area Chapter of NAIOP, of which he is now a member of the Advisory Council. Mr. Gordon graduated with honors from the University of Western Ontario in London, Ontario, Canada, with a Bachelor of Social Science degree in the Urban Development Program.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

Jonathan Glaser
Mark D. Linehan
Barry A. Porter

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of the compensatory policies and decisions. Our “named executive officers” during 2013 were Victor J. Coleman, Chief Executive Officer; Howard S. Stern, former President; Mark T. Lammas, Chief Financial Officer; Christopher Barton, Executive Vice President, Operations and Development; and Alexander Vouvalides, Chief Investment Officer. In January 2014, Mr. Stern resigned as our President and became a consultant to the Company.

Executive Summary

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

2013 Business Highlights
During 2013, the Company attained several significant performance achievements year-to-date, both with respect to operational and market performance, including the following:

•
Achieved total shareholder return performance for the three-year period at the 100th percentile of the performance-based executive compensation peer group and 70th percentile of the size-based peer group (each as defined below);

•	Successfully beat consensus FFO estimates for each quarter of 2013;

•	Successfully sourced and executed acquisitions with a gross purchase price of nearly $550.0 million, aggregating more than one million square feet of office space in the Company’s target markets;

•
Maintained a flexible capital structure demonstrated through the (i) the raising of approximately $190 million of equity capital and (ii) successful assumption or origination of nearly $550.0 million of corporate and project financing; and

•
Executed 58 new and renewal leases for more than 750,000 square feet resulting in a stabilized office portfolio occupancy rate of 95.4% as of the end of 2013, up from 93.5% occupancy rate as of the end of 2012.

2013 Executive Compensation Highlights
In December 2013, after review of our financial performance during 2013 and our other business accomplishments, our Compensation Committee took the following compensation actions with respect to our executives:

•
Approved a 6.5% base salary increase for Mr. Vouvalides in 2014 designed to better align his base salary with his respective peer group; other named executive officers did not receive a base salary increase for 2014, as the

Compensation Committee believes that base salary levels for other named executive officers are currently at appropriate market levels.

•
In light of the strong year-over-year performance, as summarized under “2013 Business Highlights” above, our Compensation Committee awarded annual cash bonuses to our named executive officers that were closely aligned to market and representative of short- and long-term performance and value creation for our stockholders.

•
Awarded annual equity grants on December 29, 2013 determined based on an evaluation of our overall 2013 performance. Equity grants included a two-year no-sell provision upon vesting to ensure our named executive officers are in shoulder-to-shoulder alignment with shareholders.

•
Implemented, on January 1, 2014, the 2014 Outperformance Program that will allow our executives to earn additional equity awards to the extent that the Company exceeds certain defined absolute and relative total shareholder return targets over a prospective three-year performance period.

The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and to provide a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation (bonuses)	To emphasize short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation	To emphasize long-term performance objectives, align the interests of our executives with shareholder interests, encourage the maximization of shareholder value and retain key executives.
Severance and change in control benefits
To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, since our IPO in 2010, the Compensation Committee has generally determined the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.

Further, our overall executive compensation program reflects our commitment to a pay-for-performance philosophy and is intended to further align our executives’ interests with those of stockholders. Our annual bonus opportunities and annual year-end restricted stock awards are determined based on the Compensation Committee’s review of corporate performance in 2013 (as discussed above under “2013 Business Highlights”) as well as individual performance, and in 2013 we granted outperformance awards that are earned based on the achievement of total shareholder return goals over a three-year performance period. Equity grants are awarded to further incentivize our named executive officers, and each restricted stock award granted to our named executive officers in 2013 is subject to a two-year post-vesting holding period, which further aligns their interests with those of our stockholders. The pie charts below reflect the 2013 compensation mix (as calculated under SEC disclosure rules) for each of our named executive officers, excluding Mr. Stern.

The pie charts also illustrate that a meaningful part of our named executive officers’ 2013 compensation is (percentages are representative of Mr. Coleman’s compensation) (i) earned based on future performance or granted based on a review of past performance (i.e., annual bonuses, year-end restricted stock awards and outperformance awards) (85.8%), (ii) granted in the form of equity-based awards (i.e., restricted stock awards and outperformance awards) and awarded with additional vesting requirements (57.4%), (iii) awarded with two-year holding periods upon vesting (35.2%) and (iv) at risk of forfeiture due to challenging performance-based requirements (22.2%).
Our compensation decisions for the named executive officers in 2013, including each of the key elements of our executive compensation program, are discussed in more detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

Executive Compensation Philosophy and Objectives

Objectives of Our Compensation Program

Our Compensation Committee has adopted an executive compensation philosophy designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.

In order to achieve these objectives, a comprehensive and market-based compensation program is provided to the executive officers that includes both fixed and variable amounts, the components of which are described in more detail below under “Elements of Executive Officer Compensation.”

Compensation Philosophy

We design the principal components of our executive compensation program to achieve one or more of the principles and objectives described above. We view each component of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Compensation of our named executive officers consists of the following elements:

•	base salary;

•	annual discretionary performance-based cash bonuses;

•	equity incentive compensation grants and multi-year outperformance programs;

•	certain severance and change in control benefits; and

•	retirement, health and welfare benefits and certain limited perquisites and other personal benefits.

During 2013, our named executive officers were eligible to earn cash compensation in the form of base salaries and discretionary annual bonuses that we believe appropriately recognize ongoing performance of job responsibilities and reward our executive officers for their individual contributions to the Company that foster the completion of corporate objectives and drive shareholder value creation. A substantial portion of each named executive officer’s compensation was provided in the form of equity compensation subject to multi-year vesting provisions and additional two-year holding provisions upon vesting, and a multi-year outperformance program, each designed to ensure that management maintains a long-term focus that serves the best interests of the Company and provide shoulder-to-shoulder alignment with shareholders.

Each of the primary elements of our 2013 executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

In addition, the compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives.

How We Determine Executive Compensation

Our Compensation Committee determines compensation for our named executive officers and consists of three independent directors, Jonathan Glaser (Chairman), Mark Linehan and Barry Porter. Our Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to our 2010 Incentive Award Plan, or 2010 Plan. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our Web site at www.hudsonpacificproperties.com. Information contained on our Web site is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our Web site to be part of this Proxy Statement.

The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive prior to our IPO. Since the completion of our IPO in 2010, our Compensation Committee has worked with its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant,” to implement compensation policies based on the following factors: (i) our desire to align the interests of our named executive officers with those of our stockholders and incentivize them over the near, medium and long term, (ii) our need to reward our named executive officers for exceptional performance and (iii) our need to retain our named executive officers’ services over the long term. In addition, our Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

In making compensation decisions in 2013, our Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other named executive officers. The Compensation Committee also reviewed market-based compensation data provided by its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant.” The other named executive officers do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer. During 2013, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer. The Compensation Committee’s compensation consultant also participated in select meetings, at the committee’s request.

We provide our stockholders with the opportunity to vote annually on the advisory approval of the compensation of our named executive officers (a “say-on-pay proposal”). At our annual stockholders’ meeting held in May 2013, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of the compensation program, objectives and policies for our named executive officers, and did not change the approach in 2013 in connection with the vote on our 2013 say-on-pay proposal. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In 2013, the Compensation Committee engaged FTI Consulting, Inc., or FTI, a real estate advisory practice, to provide market-based compensation data and to advise on industry trends and best practices. In connection with these efforts, FTI prepared for the Compensation Committee two peer group compensation analyses: (i) a Performance-Based Peer Group analysis and (ii) a Size-Based Peer Group analysis. The Performance-Based Peer Group was comprised of other publicly-traded real estate investment trusts generally with an investment focus on office properties and/or a geographic concentration on the West Coast, and included the following 16 companies:

Alexandria Real Estate Equities, Inc.	Digital Realty Trust, Inc.	Kilroy Realty Corporation	Piedmont Office Realty Trust, Inc.
BioMed Realty Trust, Inc.	Douglas Emmett, Inc.	Lexington Realty Trust	PS Business Parks, Inc.
Brandywine Realty Trust	EPR Properties	Mack-Cali Realty Corporation	Realty Income Corporation
Corporate Office Properties Trust	Highwoods Properties, Inc.	Parkway Properties, Inc.	Washington Real Estate Investment Trust

Additionally, in order to be more exhaustive and evaluate a broader scope of information, and in recognition of our size relative to several of the companies included in the Performance-Based Peer Group, the Compensation Committee requested that FTI prepare a Size-Based Peer Group comprised of other publicly-traded real estate investment trusts across various asset sectors with a median total equity market capitalization level of approximately $1.3 billion (slightly smaller than the Company, which has a total equity market capitalization of approximately $1.5 billion). The Size-Based Peer Group was comprised of the following 23 companies:

Acadia Realty Trust	CubeSmart	Hersha Hospitality Trust	Retail Opportunity Investments Corp.
Arlington Asset Investment Corp.	FelCor Lodging Trust Incorporated	Lexington Realty Trust	Strategic Hotels & Resorts
Ashford Hospitality Trust, Inc.	First Industrial Realty Trust, Inc.	LTC Properties, Inc.	Sun Communities, Inc.
Associated Estates Realty Corporation	First Potomac Realty Trust	National HealthCare Corporation	Sunstone Hotel Investors, Inc.
Cedar Realty Trust, Inc.	Glimcher Realty Trust	Pebblebrook Hotel Trust	Urstadt Biddle Properties Inc.
Cousins Properties Incorporated	Gramercy Capital Corp.	Pennsylvania Real Estate Investment Trust

The compensation analysis for each peer group provided an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analyses prepared by FTI were utilized by the Compensation Committee for informational purposes only and were not utilized for benchmarking purposes.

Other than advising the Compensation Committee as described above, FTI did not provide any material services to the Company in 2013. Furthermore, our management team neither made the decision, nor recommended that the Compensation Committee decide, to engage FTI. The Compensation Committee has sole authority to hire, fire and set the terms of engagement with FTI. The Compensation Committee has considered the independence of FTI, and each other adviser and outside legal counsel that provide advice to the Compensation Committee, consistent with the requirements of NYSE, and has determined that FTI and such other advisers are independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FTI. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Measuring 2013 Performance

We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value.

With the assistance of FTI, the Compensation Committee performed a comprehensive review of corporate and individual performance for 2013 as part of its determination of year-end 2013 performance-based compensation, including cash bonuses and annual grants of restricted stock awards. The Compensation Committee’s review did not include an assessment of any predetermined metrics or hurdles (as no such metrics or hurdles were applicable), but instead was based on an evaluation of company and individual performance in relation to select market and operational criteria the Compensation Committee felt were most appropriate given our relatively recent transition into the public arena and growth stage. Such criteria included success achieved in relation to acquisitions performance and capital deployment, capital markets strategy, organizational development, and stockholder value creation, among others. Individual performance metrics are discussed in more detail below in the sections entitled “Elements of Executive Officer Compensation—Annual Cash Bonuses” and “—Long-Term Equity Incentives.” Key company performance achievements attained in 2013 that the Compensation Committee took into account when setting 2013 compensation are disclosed under the section entitled “Elements of Executive Officer Compensation—Annual Cash Bonuses.”

Elements of Executive Officer Compensation

The following is a discussion of the primary elements of 2013 compensation for each of our named executive officers.

Base Salaries

Each named executive officer’s compensation was initially established based on negotiations in connection with our IPO in 2010. We believe that these salary levels provide appropriate levels of fixed income based on the background, qualifications and skill set of each executive. Base salaries of our named executive officers initially were approved by our Board and are periodically reviewed by our Compensation Committee. No formulaic base salary increases are provided to our named executive officers; however our Compensation Committee may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our named executive officers during 2013 are set forth in the “Summary Compensation Table” below. With the exception of an increase from $310,000 to $330,000 for Mr. Vouvalides’ base salary, no changes to base salary levels have been made for 2014.

Annual Cash Bonuses

Our named executive officers are eligible to earn discretionary annual cash bonuses based on each executive officer’s individual performance and contribution to the Company’s success, as determined by our Compensation Committee. Eligibility to receive these cash bonuses incentivizes our named executive officers to strive to perform at their highest levels and furthers our interests and the interests of our stockholders. The amounts of any discretionary cash bonuses are determined each year by our Compensation Committee after taking into account its subjective assessment of individual performance and the named executive officer’s contributions to company-wide performance.
With the assistance of FTI, the Compensation Committee performed a comprehensive review of corporate and individual performance for 2013 as part of its determination of year-end 2013 performance-based compensation, including cash bonuses and annual grants of restricted stock awards. The Compensation Committee’s review did not include an assessment of any predetermined metrics or hurdles (as no such metrics or hurdles were applicable), but instead was based on an evaluation of

Company and individual performance in relation to select market and operational criteria the Compensation Committee felt were most appropriate given our relatively recent transition into the public arena and growth stage. Such criteria included success achieved in relation to acquisitions and capital deployment, capital markets strategy, asset management, organizational development, and stockholder value creation, among others. Individual performance metrics are discussed in more detail below in the section entitled “Elements of Executive Officer Compensation—Long-Term Equity Incentives.” Examples of key Company performance achievements attained in 2013 that the Compensation Committee took into account when setting 2013 cash bonuses include the following:

•
Achieved total shareholder return performance for the three-year period at the 100th percentile of the performance-based executive compensation peer group and 70th percentile of the size-based peer group (each as defined below);

•	Successfully beat consensus FFO estimates for each quarter of 2013;

•
Successfully sourced and executed acquisitions with a gross purchase price of nearly $550.0 million and consisting of seven properties aggregating more than 1 million square feet of office space in the Company’s target markets and planned expansion into the Pacific Northwest;

•	Successfully disposed of 330,000 square-foot office property and completed 1031 tax-free exchange of proceeds;

•
Maintained a flexible capital structure demonstrated through the (i) the raising of approximately $190 million of equity capital and (ii) successful assumption or origination of nearly $550.0 million of corporate and project financing, including the replacement of its $200.0 million secured revolving credit facility with a $250.0 million unsecured revolving credit facility on improved terms;

•	Executed 58 new and renewal leases for more than 750,000 square feet; and

•
Demonstrated sound operating results that has led to a current stabilized office portfolio occupancy rate of 95.4% as of the end of 2013, nearly 200 basis points higher than the 93.5% occupancy rate as of the end of 2012.

The annual cash bonuses for 2013 were as follows:

Executive	2013 Bonus	2013 Bonus as a Percentage of Base Salary
Victor J. Coleman	$1,200,000	200%
Howard S. Stern	$450,000	100%
Mark T. Lammas	$450,000	100%
Christopher Barton	$400,000	107%
Alexander Vouvalides	$375,000	121%

These discretionary bonuses were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the factors described in the preceding paragraph as applied to each named executive officer (including, in the case of company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate bonus level based on that information, considered in light of the Compensation Committee’s collective experience regarding appropriate compensation and bonus levels.

Long-Term Equity Incentives

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment (typically over a period of three to five years), our equity-based incentives also serve to help retain our named executive officers through the award vesting period.

Annual Equity Awards

Historically, including with respect to 2013, we have granted restricted stock to our named executive officers in order to incentivize future growth, but also to deliver value to these officers in excess of simple future appreciation. These awards were further intended to enable our executive officers to establish or augment meaningful equity stakes in the Company. We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

As part of its review of 2013 performance, in determining whether to make annual grants of equity awards to our named executive officers in respect of services provided during 2013, the Compensation Committee analyzed the role and responsibilities of the individual, individual performance history, and prevailing market practices based on market data provided by FTI with respect to the Performance-Based Peer Group and Size-Based Peer Group, as well as Company and individual performance. This analysis considered the same performance and market factors as those considered in determining the named executive officers’ discretionary cash bonuses for 2013, as described in more detail above in the sections entitled “Executive Compensation Philosophy and Objectives—Measuring 2013 Performance” and “—Annual Cash Bonuses.” As with the discretionary cash bonuses, annual equity awards were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the relevant factors as applied to each named executive officer (including, in the case of company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee’s collective experience regarding appropriate annual equity grant levels.

Based on this assessment, on December 29, 2013, the Compensation Committee approved grants of restricted stock to Messrs. Coleman, Lammas, Barton and Vouvalides of 79,221 shares, 40,742 shares, 14,713 shares, and 14,713 shares, respectively, pursuant to the 2010 Plan. In addition, the Compensation Committee granted Mr. Vouvalides a restricted stock award of 7,049 shares as part of the committee’s June 2013 assessment of the performance of the Company’s senior management team. These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”). In addition, upon vesting the shares are subject to a two-year holding period.

In January 2014, in connection with entering into a consulting agreement with Mr. Stern, the Company granted to Mr. Stern an award of 13,581 shares of restricted stock. Such award of restricted stock will vest in full on the one-year anniversary of the effective date of the Stern Consulting Agreement, subject to continued service and acceleration under certain circumstances. In addition, any unvested restricted stock awards (other than outperformance program awards) granted to him prior to January 16, 2014 will continue to vest pursuant to their terms, and will vest in full on January 16, 2015, subject to Mr. Stern’s continued service (and further subject to accelerated vesting upon certain terminations as described below in the section entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table.”

Outperformance Programs

Starting in January 2012, in order to further align the interests of our named executive officers with those of our shareholders, our Compensation Committee has annually adopted an outperformance program (the “OPP”) under our 2010 Plan. Each annual OPP is a multi-year outperformance program covering certain of our senior executives, including our named executive officers, that authorizes grants of incentive awards linked to our absolute and relative total shareholder return (“TSR”) over the applicable three-year performance period (or, if earlier, ending on the date on which we experience a change in control). Each OPP award confers a percentage participation right in a dollar-denominated, stock- and RSU-settled bonus pool, as well as certain dividend equivalent rights. The 2012 Outperformance Program (the “2012 OPP”) began on January 1, 2012 and ends on December 31, 2014, and the 2013 Outperformance Program (the “2013 OPP”) began on January 1, 2013 and ends on December 31, 2015 (or, in each case, upon a change in control occurring prior to the end of the applicable performance period).
Under the 2013 OPP, a bonus pool of up to (but not exceeding) $11 million will be determined at the end of the performance period as the value of the sum of: (i) 4% of the amount by which our TSR during the performance period exceeds 9% simple annual TSR (the absolute TSR component), plus (ii) 4% of the amount by which our TSR performance exceeds that of the SNL Equity REIT Index (determined on a percentage basis that is then multiplied by the sum of (A) our market capitalization on that date, plus (B) the aggregate per share dividend over the performance period through such date) (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the performance period. In addition, the relative TSR component may be a negative value equal to 4% of the amount by which we underperform the SNL Equity REIT Index by more than 3% per year during the performance period (if any). The 2013 OPP provides that, if we attain pro-rated TSR performance goals during 2013 and/or 2014 that yield hypothetical bonus pools of up to $2 million for 2013 performance and/or up to $4 million for combined 2013/2014 performance, stock awards issued under the final bonus pool at the end of the performance period will cover a number of shares in the aggregate at least equal to the number of shares that would have been subject to stock awards issued at the end of 2013 or 2014 (whichever is greater) based on our TSR performance and common stock price for such prior years (subject to reduction to comply with the $11 million bonus pool limitation).

At the end of the three-year performance period, participants who remain employed with us will be paid their percentage interest in the bonus pool as stock awards based on the value of our common stock at the end of the performance period. Half of each such participant’s bonus pool interest will be paid in fully vested shares of our common stock and the other half will be paid in restricted stock units (RSUs) that vest in equal annual installments over the two years immediately following the performance period (based on continued employment) and which carry tandem dividend equivalent rights. However, if the performance period is terminated prior to December 31, 2015 in connection with a change in control, 2013 OPP awards will be paid entirely in fully vested shares of our common stock immediately prior to the change in control. In addition to these share/RSU payments, each 2013 OPP award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid during the performance period on the total number of shares and RSUs ultimately issued or granted in respect of such 2013 OPP award, had such shares and RSUs been outstanding throughout the performance period.

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her 2013 OPP award at the end of the performance period entirely in fully vested shares (except for the performance period dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the performance period. If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after December 31, 2015, any unvested RSUs that remain outstanding will accelerate and vest in full upon such event.

Upon adoption of the 2013 OPP, our Compensation Committee granted Messrs. Coleman, Stern, Lammas, Barton and Vouvalides 2013 OPP awards of 22.73%, 15%, 15%, 10% and 7.5%, respectively. However, Mr. Stern forfeited his 2013 OPP award in connection with his resignation in January 2014. The following chart provides the maximum dollar value of shares and RSUs that may be awarded to each named executive officer, other than Mr. Stern, assuming our Company achieves performance to fund the 2013 OPP bonus pool at the maximum of $11 million:

Named Executive Officer	2013 OPP Award Bonus Percentage	Maximum Potential Dollar-Denominated Award under 2013 OPP
Victor J. Coleman	22.73%	$2,500,300
Mark T. Lammas	15%	$1,650,000
Christopher Barton	10%	$1,100,000
Alexander Vouvalides	7.5%	$825,000

We attained pro-rated TSR performance goals during 2013, thus establishing a minimum bonus pool of $2 million under the 2013 OPP. In addition, because we also attained pro-rated TSR performance goals during 2012, we established a minimum bonus pool of $4 million under the 2012 OPP.
On January 1, 2014, our Compensation Committee adopted the 2014 Outperformance Program (“2014 OPP”) under our 2010 Plan. The 2014 OPP is substantially similar to the 2013 OPP except that (i) the performance period will run from January 1, 2014 through December 31, 2016 (subject to earlier termination), (ii) the maximum bonus pool under the 2014 OPP is $12 million (rather than $11 million) and (iii) the 2014 OPP does not provide an opportunity to earn minimum bonus pools based on the attainment of pro-rated TSR performance goals during the first and/or second year of the 2014 OPP performance period. Our Compensation Committee granted Messrs. Coleman, Lammas, Barton and Vouvalides 2014 OPP awards of 28%, 15%, 10% and 10%, respectively. Howard Stern did not receive a 2014 OPP award because of the termination of his employment.

Employee Benefits

Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, long-term disability, life insurance, an employee assistance program and other health benefits. We believe that these benefits are a key component of a comprehensive compensation package, providing essential protections to our named executive officers and enhancing the overall desirability and competitiveness of our total rewards package.

Our employees, including our named executive officers, who satisfy certain eligibility requirements may participate in our 401(k) retirement savings plan. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts to the plan, up to a statutorily prescribed limit. In 2013, we matched a portion of the contributions to the 401(k) plan on behalf of eligible employees in 2013. The discretionary employer match for 2013 was 30% of the first 6% of the eligible participant's compensation contributed to the plan. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by our Compensation Committee.

Severance and Change in Control Benefits

As described more fully below in the sections entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table” and “—Potential Payments Upon Termination or Change in Control,” we entered into employment agreements with our named executive officers in connection with the completion of our IPO that provide for various severance and change in control benefits and other terms and conditions of employment. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. In addition, each of our outperformance programs provide for pro-rata accelerated time-vesting upon a qualifying termination, as well as accelerated vesting upon a change in control (subject to attainment of applicable performance criteria). For a description of the material terms of the employment agreements and treatment of OPP awards in connection with a change in control or qualifying termination, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is performance based. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by the Company. In approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our Compensation Committee may, in its judgment, authorize compensation payments that are subject to deduction limitations under Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2011, December 31, 2012 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation	Total ($)
Victor J. Coleman	2013	600,000	1,200,000	2,428,792	594	4,229,386
Chief Executive Officer	2012	500,000	1,000,000	2,445,310(3)	598	3,945,908
	2011	500,000	1,000,000	1,500,001	23,891	3,023,892
Howard S. Stern	2013	450,000	450,000	621,000	594	1,521,594
President	2012	400,000	575,000	1,161,120(3)	598	2,136,718
	2011	400,000	575,000	674,999	643	1,650,642
Mark T. Lammas	2013	450,000	450,000	1,386,135	594	2,286,729
Chief Financial Officer	2012	300,000	450,000	1,161,120(3)	598	1,911,718
	2011	300,000	425,000	424,999	643	1,150,642
Christopher Barton	2013	375,000	400,000	690,310	594	1,465,904
Executive Vice President, Operations and Development	2012	300,000	400,000	625,304(3)	598	1,325,902
	2011	300,000	300,000	250,000	643	850,643
Alexander Vouvalides(4)	2013	310,000	375,000	714,327	594	1,399,921
Senior Vice President, Acquisitions

__________________

(1)	Amounts represent discretionary bonuses paid to our named executive officers in respect of services provided during the applicable fiscal year.

(2)
Amounts reflect the full grant-date fair value of restricted stock awards and OPP awards granted in the applicable year, each computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The grant-date fair values relating to 2013 restricted stock awards are $1,487,770, $765,135, $276,310 and $403,827 for Messrs. Coleman, Lammas, Barton and Vouvalides, respectively. The 2013 OPP award amounts are $941,022, $621,000, $621,000, $414,000 and $310,500 for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively. We provide information regarding the assumptions used to calculate the value of all restricted stock awards and awards under the 2013 OPP made to executive officers in Notes 2 and 10 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed March 3, 2014. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual). The single measure that determines the number of shares issued under our 2013 OPP to a named executive officer is our TSR compared with an absolute threshold and the SNL Equity REIT Index, computed over the applicable performance period as described in more detail in “Elements of Executive Officer Compensation-Outperformance Program” above. The awards under the 2013 OPP are treated as market condition shares as defined under ASC Topic 718, and as a result, the grant date values will not differ from the fair values presented in the table above.

(3)
Amounts reflect the full grant-date fair value of restricted stock awards granted in 2012 and awards under the 2012 OPP, each computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The grant-date fair values relating to 2012 restricted stock awards are $1,572,810, $637,620, $637,620 and $276,304 for Messrs. Coleman, Stern, Lammas and Barton, respectively. The 2012 OPP award amounts are $872,500, $523,500, $523,500 and $349,000 for Messrs. Coleman, Stern, Lammas and Barton, respectively. The amounts reported in the Summary Compensation Table, and the amounts reported in this footnote with respect to 2012 restricted stock awards, revise the amounts previously disclosed in our Summary Compensation Table and related footnote (2) contained in our proxy statement filed with the Securities and Exchange Commission in 2013.

(4)	Mr. Vouvalides was promoted to Chief Investment Officer on February 20, 2014.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2013:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
		Target ($)	Maximum ($)
Victor J. Coleman	January 1, 2013	2,500,300	2,500,300	—	941,022 (2)
	December 29, 2013	—	—	79,221 (3)	1,487,770 (4)
Howard S. Stern	January 1, 2013	1,650,000	1,650,000	—	621,000 (2)
Mark T. Lammas	January 1, 2013	1,650,000	1,650,000	—	621,000 (2)
	December 29, 2013	—	—	40,742 (3)	765,135 (4)
Christopher Barton	January 1, 2013	1,100,000	1,100,000	—	414,000 (2)
	December 29, 2013	—	—	14,713 (3)	276,310 (4)
Alexander Vouvalides	January 1, 2013	825,000	825,000	—	310,500 (2)
	June 29, 2013	—	—	7,049 (5)	127,517 (4)
	December 29, 2013	—	—	14,713 (3)	276,310 (4)
__________________

(1)
Amounts reflect awards granted under the 2013 OPP. The number of shares to be paid under these awards will equal the dollar value of the bonus pool divided by our per share common stock value at the time of payment. The dollar value of the bonus pool, in turn, will range from $0 to $11,000,000 depending on the Company’s absolute and relative TSR performance over the performance period. Amounts in the “Maximum” column represent the amounts the named executive officers will be eligible to receive if we achieve performance at a level sufficient to fund the 2013 OPP bonus pool at the maximum of $11,000,000. Amounts in the “Target” column represent the amounts the named executive officers would receive if our absolute and relative TSR performance for the performance period under the 2013 OPP continues at the same rate as we experienced from January 1, 2013, the first day of the performance period, through December 31, 2013. Awards under the 2013 OPP will be paid in the form of shares of common stock and RSUs (or, if the performance period terminates earlier upon a change in control, in the form of shares only). For additional information on the 2013 OPP, see “Elements of Executive Officer Compensation-Outperformance Program” above.

(2)
Amounts reflect the full grant date fair value of awards granted under the 2013 OPP determined in accordance with ASC Topic 718 based on the named executive officer’s percentage participation right in the 2013 OPP bonus pool. We provide information regarding the assumptions used to calculate the value of all awards under the 2013 OPP made to executive officers in Notes 2 and 10 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed March 3, 2014. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(3)
On December 29, 2013, our Compensation Committee approved restricted stock awards for each named executive officer, each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of December 29, 2014, December 29, 2015 and December 29, 2016, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

(4)
Amounts reflect the full grant date fair value of restricted stock granted during 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Notes 2 and 10 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed March 3, 2014. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(5)
On June 29, 2013, our Compensation Committee approved restricted stock awards for certain of our executive officers, each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of June 29, 2014, June 29, 2015 and June 29, 2016, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2013 TABLE

We entered into employment agreements with each of our named executive officers, effective as of the date of the completion of our IPO on June 29, 2010, which governed the terms and conditions of the employment of our named in executive officers in 2013. In January 2014, Mr. Stern resigned as President of our Company and entered into a consulting agreement with us. The following is a summary of the material terms of these agreements.

Employment Agreements

Under the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Vouvalides serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President—Operations and Development and Senior Vice President—Acquisitions, respectively. In February 2014, Mr. Vouvalides was promoted to Chief Investment Officer. Pursuant to these agreements, Messrs. Coleman and Stern report directly to our Board, while the other executives report to our Chief Executive Officer. The initial term of the employment agreements ended on June 29, 2013. On that date, the term of the employment agreements automatically extended for one year, unless earlier terminated. In the event that we experience a “change in control” (as defined in the 2010 Plan) during the one-year extension period, the term of the employment agreements will instead continue through the first anniversary of the consummation of the change in control. Pursuant to Messrs. Coleman and Stern’s employment agreements, during the terms of their employment, the Board will nominate each for election as a director.

Under the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Vouvalides are entitled to receive annual base salaries of $500,000, $400,000, $300,000, $300,000 and $175,000, respectively, each of which is subject to increase at the discretion of our Compensation Committee. For calendar year 2013, annual base salaries for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides were $600,000, $500,000, $450,000, $375,000 and $310,000, respectively. As discussed below, on January 16, 2014, Mr. Stern’s employment agreement was terminated. For calendar year 2014, the other named executive officers’ annual base salaries will be the same as in 2013, except for Mr. Vouvalides, whose 2014 salary was increased to $330,000. In addition, each executive is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on determinations of company and individual performance by our Compensation Committee. In connection with entering into the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Vouvalides were each granted an award of restricted shares of our common stock, with respect to 117,647 shares, 53,529 shares, 17,647 shares, 17,647 shares and 5,882 shares, respectively. These restricted stock awards vested in three equal, annual installments on each of the first three anniversaries of June 29, 2010, the date of our IPO, subject to the executive’s continued employment through the applicable vesting date. In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and are eligible to accrue up to four weeks of paid vacation per year.

If an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements), or by reason of the executive’s death or disability, the executive will be entitled to certain payments and benefits, as described under “—Potential Payments Upon Termination or Change in Control” below. The employment agreements also contain customary confidentiality and non-solicitation provisions.

Stern Consulting Agreement

On January 16, 2014, Howard Stern resigned as President and member of the Board of Directors of the Company, terminating his employment agreement.
In connection with his resignation, Mr. Stern became a consultant to the Company, and entered into a Consulting Agreement with the Company on January 16, 2014 (the “Consulting Agreement”), the term of which is one year. Under the Consulting Agreement, Mr. Stern will receive the following payments and benefits in connection with consulting services that he will provide to the Company: (i) an annual consulting fee of $2,500,000, payable in installments during the term, (ii) an award of 13,581 shares of the Company’s restricted common stock (the “Consulting Award”) and continued vesting of each outstanding Company restricted stock award held by Mr. Stern as of his resignation, each of which will vest in full on January 16, 2015, subject to continued service and acceleration under certain circumstances, (iii) up to eighteen (18) months’ Company-paid COBRA coverage for Mr. Stern and his eligible dependents and (iv) expense reimbursement for reasonable out-of-pocket expenses incurred by Mr. Stern in connection with performing his services under the Consulting Agreement. Each Company OPP award held by Mr. Stern that was outstanding as of his resignation was terminated and forfeited.
In the event that the Consulting Agreement is terminated by the Company without cause, by Mr. Stern for good reason or due to Mr. Stern’s death or disability, Mr. Stern will receive the following, subject to his timely execution and non-revocation of a release of claims: (i) continued payment of any remaining portion of Mr. Stern’s consulting fee and (ii) each of the Consulting Award and each then-outstanding Company restricted stock award will accelerate and vest in full.
OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Victor J. Coleman	36,846 (2)	805,822 (3)	—	—
	59,610 (4)	1,303,671 (3)	—	—
	79,221 (5)	1,732,563 (3)	—	—
	45,724 (6)	999,984 (7)	68,587 (8)	1,499,998
	20,786 (9)	454,590 (10)	93,539 (11)	2,045,698
Howard S. Stern	16,580 (2)	362,605 (3)	—	—
	24,116 (4)	528,510 (3)	—	—
	27,434 (6)	599,982 (7)	41,152 (8)	899,994
	13,717 (9)	299,991 (10)	61,728 (11)	1,349,991
Mark T. Lammas	10,439 (2)	228,301 (3)	—	—
	24,166 (4)	528,510 (3)	—	—
	40,742 (5)	891,028 (3)	—	—
	27,434 (6)	599,982 (7)	41,152 (8)	899,994
	13,717 (9)	299,991 (10)	61,728 (11)	1,349,991
Christopher Barton	6,141 (2)	134,304 (3)	—	—
	10,472 (4)	229,023 (3)	—	—
	14,713 (5)	321,773 (3)	—	—
	18,289 (6)	399,980 (7)	27,434 (8)	599,982
	9,144 (9)	199,979 (10)	41,152 (11)	899,994
Alexander Vouvalides	2,457 (2)	53,735 (3)	—	—
	6,445(4)	140,952 (3)	—	—
	14,713 (5)	321,773 (3)	—	—
	7,049 (12)	154,162 (3)		—
	9,144 (6)	199,979 (7)	13,717 (8)	299,991
	6,858 (9)	149,984 (10)	30,864 (11)	674,996

__________________

(1)
The market value of unearned rights in the OPPs is calculated by multiplying the fair value of a share of our common stock on December 31, 2013 ($21.87) by the number of shares equivalent to the fair value of each named executive officer’s participation interest in the applicable OPP bonus pool (as determined in accordance with SEC rules and footnotes 8 and 11 below). For more information about the OPPs, see “Elements of Executive Officer Compensation-Outperformance Programs” above.

(2)
Consists of restricted stock granted on December 29, 2011, which vests in three substantially equal installments on each of December 29, 2012, 2013 and 2014, subject to continued service with us through the applicable vesting dates.

(3)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2013 ($21.87) by the number of unvested shares of restricted stock outstanding under the award.

(4)
Consists of restricted stock granted on December 29, 2012, which vests in three substantially equal installments on each of December 29, 2013, 2014 and 2015, subject to continued service with us through the applicable vesting dates.

(5)
Consists of restricted stock granted on December 29, 2013, which vests in three substantially equal installments on each of December 29, 2014, 2015 and 2016, subject to continued service with us through the applicable vesting dates.

(6)
Consists of (i) 25%, 15%, 15%, 10% and 5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, multiplied by (ii) $4,000,000, which equals the minimum bonus pool established and earned under the 2012 OPP as of December 31, 2013, divided by (iii) $21.87, which is the fair market value of a share of our common stock on December 31, 2013. Any awards earned under the 2012 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2015 and December 15, 2016, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(7)
The market value of earned rights in the 2012 OPP is calculated by multiplying the fair value of a share of our common stock on December 31, 2013 ($21.87) by the number of shares equivalent to the fair value of each named executive officer’s participation interest in the established minimum 2012 OPP bonus pool (as determined in accordance with SEC rules and footnote 6 above).

(8)
Consists of (i) 25%, 15%, 15%, 10% and 5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, multiplied by (ii) $6,000,000, which equals the remaining bonus pool that is eligible to be earned under the 2012 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2012 OPP continues at the same rate as we experienced from January 1, 2012, the first day of the performance period, through December 31, 2013, divided by (iii) $21.87, which is the fair market value of a share of our common stock on December 31, 2013. Any awards earned under the 2012 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2015 and December 15, 2016, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(9)
Consists of (i) 22.73%, 15%, 15%, 10% and 7.5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, multiplied by (ii) $2,000,000, which equals the minimum bonus pool established and earned under the 2013 OPP as of December 31, 2013, divided by (iii) $21.87, which is the fair market value of a share of our common stock on December 31, 2013. Any awards earned under the 2013 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2016 and December 15, 2017, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(10)
The market value of earned rights in the 2013 OPP is calculated by multiplying the fair value of a share of our common stock on December 31, 2013 ($21.87) by the number of shares equivalent to the fair value of each named executive officer’s participation interest in the established minimum 2013 OPP bonus pool (as determined in accordance with SEC rules and footnote 9 above).

(11)
Consists of (i) 22.73%, 15%, 15%, 10% and 7.5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, multiplied by (ii) $9,000,000, which equals the remaining bonus pool that is eligible to be earned under the 2013 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2013 OPP continues at the same rate as we experienced from January 1, 2013, the first day of the performance period, through December 31, 2013, divided by (iii) $21.87, which is the fair market value of a share of our common stock on December 31, 2013. Any awards earned under the 2013 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2016 and December 15, 2017, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(12)
Consists of restricted stock granted on June 29, 2013, which vests in three substantially equal installments on each of June 29, 2014, 2015 and 2016, subject to continued service with us through the applicable vesting dates.

2013 OPTION EXERCISES AND STOCK VESTED

The following table summarizes vesting of stock applicable to our named executive officers during the year December 31, 2013. None of the named executive officers held any options during 2013.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Victor J. Coleman	66,651	1,472,321
Howard S. Stern	28,664	633,188
Mark T. Lammas	22,523	497,533
Christopher Barton	11,377	251,318
Alexander Vouvalides	11,377	125,427
__________________

(1)	Amounts shown are calculated by multiplying the fair market value of our common stock on the applicable vesting date by the number of shares of restricted stock that vested on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Termination Without Cause or for Good Reason; Non-Renewal

Under the executives’ employment agreements, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
A lump-sum payment in an amount equal to two (or, with respect to Messrs. Coleman and Stern, three) times the sum of (i) the executive’s annual base salary then in effect, (ii) the highest annual bonus earned by the executive during the employment term and (iii) the highest value of any annual equity award(s) granted to the executive during the employment term (not including the initial grant of restricted stock described above or any award(s) granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•
Accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any outperformance program awards, for which accelerated vesting provisions are described below); and

•	Company-subsidized continuation healthcare coverage for up to 18 months after the termination date.

Death or Disability of Executive

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any outperformance program awards, for which accelerated vesting provisions are described below), in addition to accrued amounts and earned but unpaid bonuses.

Change in Control

If the Company has a change in control and the successor company does not assume or substitute new awards pursuant to the 2010 Plan for any outstanding awards of restricted stock, such awards will vest in full to the extent then unvested.

Outperformance Program

Under the 2012 OPP and the 2013 OPP, if the three-year performance period is terminated prior to December 31, 2015 or December 31, 2016, respectively, in connection with a change in control, the OPP awards, to the extent earned as of the change in control, will be paid entirely in fully vested shares of our common stock immediately prior to the change in control.

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the applicable performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period in fully vested shares, to the extent earned based on achievement of the performance goals during the performance period. Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the applicable performance period.

If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after the end of the applicable performance period, any unvested RSUs that remain outstanding will accelerate and vest in full upon such event.

Summary of Potential Payments

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2013. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2010 Plan.

Name	Benefit	Death($)	Disability($)	Termination Without Cause or for Good Reason (no Change in Control) ($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason in Connection with a Change in Control($)(1)
Victor J. Coleman	Cash Severance(2)	—	—	10,949,988	—	10,949,988
	Continued Health Benefits(3)	—	—	38,933	—	38,933
	Equity Acceleration	8,842,356(4)	8,842,356(4)	6,342,156(5)	5,171,775(6)	$9,013,831(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	8,892,356	8,842,356	17,331,077	5,171,775	20,002,752
Howard S. Stern	Cash Severance(2)	—	—	5,324,976	—	5,324,976
	Continued Health Benefits(3)	—	—	38,933	—	38,933
	Equity Acceleration	4,041,115(4)	4,041,115(4)	2,441,115(5)	3,256,310(6)	4,147,425(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	4,091,115	4,041,115	7,805,024	3,256,310	9,511,334
Mark T. Lammas	Cash Severance(2)	—	—	3,599,982	—	3,599,982
	Continued Health Benefits(3)	—	—	38,933	—	38,933
	Equity Acceleration	4,797,839(4)	4,797,839(4)	3,197,839(5)	3,256,310(6)	4,904,194(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	4,847,839	4,797,839	6,836,754	3,256,310	8,543,064
Christopher Barton	Cash Severance(2)	—	—	2,200,020	—	2,200,020
	Continued Health Benefits(3)	—	—	38,933	—	38,933
	Equity Acceleration	2,785,100(4)	2,785,100(4)	1,718,433(5)	2,170,874(6)	2,855,974(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	2,835,100	2,785,100	3,957,386	2,170,874	5,094,927
Alexander Vouvalides	Cash Severance(2)	—	—	2,020,020	—	2,020,020
	Continued Health Benefits(3)	—	—	38,933	—	38,933
	Equity Acceleration	1,278,955(4)	1,278,955(4)	1,278,955(5)	1,366,724(6)	2,037,346(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	1,328,955	1,278,955	3,337,908	1,366,724	4,096,299
__________________

(1)
In accordance with the employment agreement terms, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(2)
Cash severance was calculated by multiplying the applicable severance multiple (described above) by the sum of (i) the executive officer’s annual base salary in effect on December 31, 2013; (ii) the highest annual bonus earned by the executive officer during the employment term; and (iii) the highest value of any annual equity award made to the executive officer during the employment term, not including any initial grant of restricted stock awarded in connection with the employment agreement or any outperformance program awards granted to the executive officer.

(3)
Represents the aggregate premium payments that we would be required to pay to or on behalf of the applicable executive to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage elections as of December 31, 2013) for 18 months.

(4)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2013, plus (ii) the accelerated vesting of the 2012 OPP and 2013 OPP award held by the executive officer. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2012 OPP and 2013 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2013.

The value of accelerated restricted stock vesting was calculated by multiplying (a) the number of shares subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2013 ($21.87). The following table sets forth the unvested shares of restricted stock held by each executive officer as of December 31, 2013.

Name	December 2011 Grant	December 2012 Grant	June 2013 Grant	December 2013 Grant
Mr. Coleman	36,846 shares	59,610 shares	0 shares	79,221 shares
Mr. Stern	16,580 shares	24,166 shares	0 shares	0 shares
Mr. Lammas	10,439 shares	24,166 shares	0 shares	40,742 shares
Mr. Barton	6,141 shares	10,472 shares	0 shares	14,713 shares
Mr. Vouvalides	2,457 shares	6,445 shares	7,049 shares	14,713 shares

The 2012 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2012 OPP, or 25%, 15%, 15%, 10% and 5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, times (y) the projected bonus pool under the 2012 OPP, or $10,000,000. The 2012 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2012 through December 31, 2013. Note, however, that the value of these accelerated 2012 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2012 OPP awards under this scenario could be greater or less than the amounts reported.

The 2013 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2013 OPP, or 22.73%, 15%, 15%, 10% and7.5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, times (y) the projected bonus pool under the 2013 OPP, or $11,000,000. The 2013 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2013 through December 31, 2013. Note, however, that the value of these accelerated 2013 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2013 OPP awards under this scenario could be greater or less than the amounts reported.

(5)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2013, plus (ii) the pro-rated accelerated vesting of the 2012 OPP award and 2013 OPP award held by the executive officer. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2012 OPP award and 2013 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2013.

The value of accelerated restricted stock vesting was calculated by multiplying (a) the number of shares subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2013 ($21.87). The following table sets forth the unvested shares of restricted stock held by each executive officer as of December 31, 2013.

Name	December 2011 Grant	December 2012 Grant	June 2013 Grant	December 2013 Grant
Mr. Coleman	36,846 shares	59,610 shares	0 shares	79,221 shares
Mr. Stern	16,580 shares	24,166 shares	0 shares	0 shares
Mr. Lammas	10,439 shares	24,166 shares	0 shares	40,742 shares
Mr. Barton	6,141 shares	10,472 shares	0 shares	14,713 shares
Mr. Vouvalides	2,457 shares	6,445 shares	7,049 shares	14,713 shares

The 2012 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2012 OPP, or 25%, 15%, 15%, 10% and 5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2013, or approximately two-thirds, times (z) the projected bonus pool under the 2012 OPP, or $10,000,000. The 2012 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2012 through December 31, 2013. Note, however, that the value of these accelerated 2012 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2012 OPP awards under this scenario could be greater or less than the amounts reported.

The 2013 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2013 OPP, or 22.73%, 15%, 15%, 10% and 7.5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2013, or approximately one-third, times (z) the projected bonus pool under the 2013 OPP, or $11,000,000. The 2013 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2013 through December 31, 2013. Note, however, that the value of these accelerated 2013 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2013 OPP awards under this scenario could be greater or less than the amounts reported.

(6)
Represents, for each executive officer, the full accelerated vesting of the 2012 OPP award and 2013 OPP award held by the executive officer based on actual performance through December 31, 2013, plus the dividend equivalents that would become payable in respect of the executive’s 2012 OPP and 2013 OPP awards upon the change in control. As required by applicable disclosure rules, these values reflect a hypothetical change in control occurring on December 31, 2013.

The 2012 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 25%, 15%, 15%, 10% and 5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, by (y) a bonus pool of $10,000,000, determined based on actual TSR performance through December 31, 2013.

The 2012 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2012 OPP award upon such change in control, or $114,312, $68,587, $68,587, $45,725 and $22,862 for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2012) through December 31, 2013 ($1.00).

The 2013 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 22.73%, 15%, 15%, 10% and 7.5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, by (y) a bonus pool of $11,000,000, determined based on actual TSR performance through December 31, 2013.

The 2013 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2013 OPP award upon such change in control, or $57,163, $37,723, $37,723, $25,149 and $18,862 for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2012) through December 31, 2013 ($0.50).

(7)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2013, plus (ii) the full accelerated vesting of the 2012 OPP award and 2013 OPP award held by the executive officer based on actual performance through December 31, 2013. As required by applicable disclosure rules, these values reflect a hypothetical change in control and qualifying termination of the executive’s employment occurring on December 31, 2013.

The value of accelerated restricted stock vesting was calculated by multiplying (a) the number of shares subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2013 ($21.87). The following table sets forth the unvested shares of restricted stock held by each executive officer as of December 31, 2013.

Name	December 2011 Grant	December 2012 Grant	June 2013 Grant	December 2013 Grant
Mr. Coleman	36,846 shares	59,610 shares	0 shares	79,221 shares
Mr. Stern	16,580 shares	24,166 shares	0 shares	0 shares
Mr. Lammas	10,439 shares	24,166 shares	0 shares	40,742 shares
Mr. Barton	6,141 shares	10,472 shares	0 shares	14,713 shares
Mr. Vouvalides	2,457 shares	6,445 shares	7,049 shares	14,713 shares

The 2012 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 25%, 15%, 15%, 10% and 5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, by (y) a bonus pool of $10,000,000, determined based on actual TSR performance through December 31, 2012.

The 2012 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2012 OPP award upon such change in control, or $114,312, $68,587, $68,587, $45,725 and $22,862 for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2012) through December 31, 2013 ($1.00).

The 2013 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 22.73%, 15%, 15%, 10% and 7.5% for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, by (y) a bonus pool of $11,000,000, determined based on actual TSR performance through December 31, 2013.

The 2013 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2013 OPP award upon such change in control, or $57,163, $37,723, $37,723, $25,149 and $18,862 for Messrs. Coleman, Stern, Lammas, Barton and Vouvalides, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2012) through December 31, 2013 ($0.50).

(8)	Represents the life insurance proceeds payable by a third-party insurer under the executive’s life insurance policy upon a termination of employment due to death.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders(2)	1,230,857	—	14,382,173
Equity compensation plans not approved by stockholders	—	—	—
Total	1,230,857	—	14,382,173
______________

(1)	Consists of the 2010 Plan.

(2)
As of December 31, 2013, 11,218,095 fungible units remained available for issuance under our 2010 Plan. This fungible unit limit means that, based on the relative fungible unit weights attributable to different award types under the plan, the maximum number of shares that may be issued under the plan as of December 31, 2013 ranged from 3,802,744 to 14,382,173 shares, with the ultimate share limit determined by reference to the types of awards actually granted under the plan. The amount disclosed in the table represents the number of shares that would be available for issuance if all awards made after December 31, 2013 are granted as five-year options.

COMPENSATION RISK ANALYSIS

As part of the 2013 compensation process, the Compensation Committee, in conjunction with FTI, considered the matter of risks to stockholders and to the achievement of performance objectives that may be inherent in the compensation programs. After reviewing and discussing the foregoing, it was concluded that the Company’s compensation programs are designed with an appropriate risk-reward balance in relation to the Company’s business strategy and that none of the compensation programs encourage any executive or employee to take on excessive or unnecessary risks that are reasonably likely to have a material adverse effect on the Company. The following elements of our executive compensation plans and practices were considered in evaluating whether such plans and practices encourage our executives to take unnecessary risks:

•
We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value;

•
The most material component of equity-based executive compensation since completion of our IPO has been in the form of restricted stock and our outperformance programs, which pays out in common stock and restricted stock units, each of which, as compared to stock options or other market-based equity compensation vehicles, retains some degree of value even in periods of depressed markets and thus provides executives with a baseline of value that lessens the likelihood that executives will undertake any unnecessary risks to get or keep options (or other similar vehicle) “in-the-money”;

•
In 2013, our Compensation Committee retained ultimate discretion in setting compensation and did not rely on pre-determined formulas, therefore our executives were not encouraged to take unreasonable risks to meet certain hurdles to avoid not achieving the required formulaic metric; and

•
As the most material portion of each executive’s compensation to date has been in the form of stock, our executives have sizable holdings of equity in the Company, which aligns an appropriate portion of their personal wealth with our long-term performance. None of the shares of our stock or the common units of limited partnership interest in our operating partnership, or common units, owned by our directors and executive officers are pledged as collateral for a loan.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to common units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 25, 2014 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of Outstanding Common Stock(1)	Percentage of Outstanding Common Stock and Common Units(2)
Farallon Partners, L.L.C.(3)	10,535,534	15.7%	15.2%
Invesco Ltd.(4)	6,806,403	10.2%	9.8%
The Vanguard Group(5)	5,881,350	8.8%	8.5%
Cohen & Steers, Inc.(6)	4,810,530	7.2%	6.9%
Victor J. Coleman(7)	989,526	1.5%	1.4%
Mark T. Lammas	126,841	*	*
Christopher Barton	63,936	*	*
Dale Shimoda	62,164	*	*
Alexander Vouvalides	35,594	*	*
Theodore R. Antenucci	17,059	*	*
Richard B. Fried(8)	10,546,711	15.7%	15.2%
Jonathan M. Glaser	99,825	*	*
Mark D. Linehan	27,059	*	*
Robert M. Moran, Jr.	17,059	*	*
Barry A. Porter	49,575	*	*
Patrick Whitesell	8,502	*	*
All directors and executive officers as a group (15 persons)	12,114,366	18.1%	17.5%
__________________
* Represents less than 1.0%.

(1)
Based on 67,027,472 shares of common stock outstanding as of March 25, 2014. In addition, amounts for each person assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock, in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)
Based on 67,027,472 shares of common stock outstanding as of March 25,2014 and 2,382,563 outstanding common units held by limited partners as of March 25, 2013, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of our common stock that may be issued upon exchange of our series A preferred units issued of limited partnership interest in our operating partnership in the formation transactions or upon exchange of common units into which such series A preferred units may be converted.

(3)
Farallon Partners, L.L.C., a Delaware limited liability company, or FPLLC, is the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P., referred to collectively as the Farallon Funds, and as such may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. As managing members of FPLLC with the power to exercise investment discretion, each of Richard B. Fried, Daniel J. Hirsch, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, referred to collectively as the Farallon Managing Members, may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. Each of FPLLC and the Farallon Managing Members disclaims beneficial ownership of the shares of our common stock and the common units in our operating partnership held by the Farallon Funds. All of the entities and individuals identified in this footnote disclaim group attribution. Richard B. Fried, a Farallon Managing Member, is a member of our Board of Directors. The address for all of the above mentioned entities and persons is One Maritime Plaza, Suite 2100, San Francisco, CA 94111. The information in this footnote is based solely upon information provided in our prospectus supplement filed on March 21, 2014.

(4)
Invesco Ltd., a Bermuda corporation, is the parent of Invesco Advisers, Inc. and Invesco PowerShares Capital Management, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers. The information in this footnote is based solely upon a Schedule 13G/A filed on February 12, 2014.

(5)
The Vanguard Group, a Pennsylvania corporation, is the parent holding company of Vanguard Fiduciary Trust Company, a Delaware limited liability company, and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. may be deemed to beneficially own the shares owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The principal address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by The Vanguard Group on February 11, 2014.

(6)
Cohen & Steers, Inc., a Delaware corporation, holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor and a New York corporation. Cohen & Steers, Inc. may be deemed to beneficially own the shares owned by Cohen & Steers Capital Management, Inc. The principal address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The information in this footnote is based solely upon a Schedule 13G/A filed by Cohen & Steers, Inc. on February 14, 2014.

(7)
Includes shares of common stock held by the 2012 Coleman Gift Trust, over which Victor Coleman exercises investment control. The beneficiaries of the 2012 Coleman Gift Trust are Mr. Coleman’s children.

(8)
Includes shares of common stock and common units held by the Farallon Funds and shares of restricted stock held individually by Richard B. Fried. Mr. Fried is a managing member (with the power to exercise investment discretion) of Farallon Partners, L.L.C., the general partner of each of the Farallon Funds and as such may be deemed to have beneficial ownership of the shares of common stock and common units owned by the Farallon Funds. Mr. Fried disclaims beneficial ownership of all such shares and common units held by the Farallon Funds. The information in this footnote is based solely upon information provided in our prospectus supplement filed on March 21, 2014.

EXECUTIVE AND DIRECTOR STOCK OWNERSHIP GUIDELINES

In December 2011, our Board of Directors adopted stock ownership guidelines for our named executive officers and non-employee directors. Pursuant to the guidelines, our named executive officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. For our Chief Executive Officer, the multiple is five times base salary, for our President the multiple is four times base salary and for all other named executive officers the multiple is three times base salary. Our non-employee directors are required to hold a number of shares of Company stock having a market value equal to or greater than two times their annual cash retainer, or $120,000. Our named executive officers and non-employee directors will have four years from the date of adoption of the guidelines to attain compliance with the stock ownership requirements, or in the case of a new executive or non-employee director, four years from the commencement of their employment or election to the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2013, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

2011 Private Placement

Concurrently with an offering of our common stock for which we filed a registration statement in April 2011, we sold to the Farallon Funds 3,125,000 shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. The proceeds were contributed to our operating partnership in exchange for common units.

In connection with the offering and the concurrent private placement, our Board of Directors granted to the Farallon excepted holders revised exemptions from the ownership limits, subject to substantially the same conditions and limitations as those that were in place under the exemptions previously granted to the Farallon excepted holders in connection with our IPO.

222 Kearny Street Lease with FJM Investments, LLC

Effective July 31, 2012, we consented to the assignment of a lease with a tenant of our 222 Kearny Street property to its subtenant, FJM Investments, LLC. The lease comprises approximately 3,707 square feet of the property’s space and has a remaining term through May 31, 2014. The annual rental obligation under the lease for calendar year 2012 was $125,000, the base rent component of which is subject to three percent annual increases. FJM Investments, LLC was co-founded by and is co-owned by one of our independent directors, Robert M. Moran, Jr.

Registration Rights

In connection with our IPO, we also entered into a registration rights agreement with the various persons that received shares of our common stock and/or common units in the formation transactions or pursuant to the 2010 private placement, including the Farallon Funds, the Morgan Stanley Investment Partnership and certain of our executive officers. Pursuant to the registration rights agreement, we filed a resale registration statement in August 2011, which was subsequently declared effective, covering the resale of the shares of our common stock issued in the formation transactions and the 2010 private placement, and the resale of the shares of our common stock issued or issuable, at our option, in exchange for operating partnership units issued in the formation transactions.

Employment Agreements

We have entered into employment agreements with our executive officers, effective June 29, 2010. The material terms of the employment agreements with our named executive officers are described under “Executive Compensation—Narrative Disclosure to Summary Compensation Table” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to or witness in any proceeding by reason of his or her status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written unsecured undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Our charter permits us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity and (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since our IPO in June 2010. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Sixth Floor, Los Angeles, California 90025, (b) telephone at 310.829.5400, or (c) e-mail at investorrelations@hudsonpacificproperties.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Stockholder Proposals

2014 Annual Meeting Proposals

Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.

2015 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2015 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the cover page of this proxy statement no later than December 2, 2014. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, the Company’s Bylaws currently require that the Company be given advance written notice of nominations for election to the Company’s Board of Directors and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice, as well as the information and other materials required by our Bylaws, at the address set forth in the Introduction not later than December 2, 2014 and no earlier than November 2, 2014 for matters to be presented at the 2015 annual meeting of our stockholders. However, in the event that the 2015 annual meeting is held before April 20, 2015 or after June 19, 2015, for notice by the stockholder, and the accompanying information and other materials, to be timely it must be received no more than 150 days prior to the date of the 2015 annual meeting and not less than the later of the close of business (a) 120 days prior to the date of the 2015 annual meeting or (b) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

Other Matters

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary

Los Angeles, California
March 28, 2014

ANNUAL MEETING OF STOCKHOLDERS OF
HUDSON PACIFIC PROPERTIES, INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on Tuesday, May 20, 2014 at 1:00 p.m., Pacific Daylight Time
at Hudson Pacific Properties, Inc., 11601 Wilshire Boulevard, Sixth Floor, Los Angeles, California

The Notice of Annual Meeting, Proxy Statement, 2013 Annual Report and other SEC filings are available at the investor relations page of our corporate information Web site at http://www.edocumentview.com/HPP.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

HUDSON PACIFIC PROPERTIES

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2014.

Vote by Internet

- Go to **www.investorvote.com/HPP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Proxy for the 2014 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote "FOR" all the director nominees named below:

1. Election of Directors:

Nominee	For	Withhold Authority	Nominee	For	Withhold Authority	Nominee	For	Withhold Authority
01 - Victor J. Coleman	☐	☐	02 - Theodore R. Antenucci	☐	☐	03 - Richard B. Fried	☐	☐
04 - Jonathan M. Glaser	☐	☐	05 - Mark D. Linehan	☐	☐	06 - Robert M. Moran, Jr.	☐	☐
07 - Barry A. Porter	☐	☐	08 - Patrick Whitesell	☐	☐			

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The Board of Directors recommends you vote "FOR" Proposal Nos. 2 and 3:

The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of any other nominee if any of the nominees listed above declines or is unable to serve.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 JNT

1 U P X 1 9 4 2 8 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01SS4A

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc.
Tuesday, May 20, 2014, 1:00 p.m., local time
11601 Wilshire Boulevard, Sixth Floor, Los Angeles, California

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

HUDSON PACIFIC PROPERTIES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the "Stockholder") of Hudson Pacific Properties, Inc., a Maryland corporation (the "Company"), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Mark T. Lammas, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 11601 Wilshire Boulevard, Sixth Floor, Los Angeles, California, on Tuesday, May 20, 2014, at 1:00 p.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of 2014 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast "FOR" each of the nominees for director listed on the reverse of this Proxy and "FOR" proposals two and three. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof or, if any of such listed nominees declines or is unable to serve, for the election of any other nominee.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2014:
Hudson Pacific Properties, Inc.'s Proxy Statement and 2013 Annual Report are available at **http://www.edocumentview.com/HPP**